UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026

SIDUS SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41154	46-0628183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Sykes Creek Parkway, Suite 200 Merritt Island, FL	32953
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 613-5620

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SIDU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 27, 2026, Sidus Space, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with ThinkEquity LLC (“the “Placement Agent”), pursuant to which the Company agreed to issue and sell directly to investors, in a best efforts offering (the “Offering”) an aggregate of (i) 16,485,038 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”), at an offering price of $5.08 per Share and (ii) pre-funded warrants (the “Pre-Funded Warrants” and together with the Shares, the “Securities”) to purchase up to 3,200,001 shares of Common Stock at an exercise price of $0.001 per share at a purchase price of $5.0799 per Pre-Funded Warrant.

The Securities were offered and sold by the Company pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-292839), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 20, 2026 and declared effective on February 4, 2026.

The closing of the Offering is expected to occur on May 29, 2026, subject to the satisfaction of customary closing conditions. The gross proceeds to the Company from the Offering are expected to be approximately $100 million, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for working capital and general corporate purposes.

Pursuant to the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 6.5% of the aggregate purchase price paid by the purchasers in the Offering. The Company also agreed to reimburse the Placement Agent for all reasonable and out-of-pocket expenses incurred in connection with the Placement Agent’s engagement, including reasonable fees and expenses of the Placement Agent’s legal counsel and due diligence analysis in an amount not to exceed $125,000. In addition, the Company agreed to issue to ThinkEquity or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 984,252 shares of the Company’s Common Stock. The Placement Agent Warrants are exercisable immediately upon issuance at an exercise price of $6.35 per share and have a term of exercise equal to five years from the date of the Placement Agency Agreement.

The Placement Agency Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Placement Agency Agreement, the Pre-Funded Warrants, and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by the full text of the form of the Placement Agency Agreement, form of Pre-Funded Warrant, and the form of Placement Agent Warrant, copies of which are attached hereto as Exhibits 1.1, 4.1 and 4.2, respectively.

The legal opinion and consent of Sheppard, Mullin, Richter & Hampton LLP relating to the validity of the Securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.

On May 27, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement dated May 27, 2026
4.1	Form of Pre-Funded Warrant
4.2	Form of Placement Agent Warrant
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1	Press release of Sidus Space, Inc. dated May 27, 2026
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIDUS SPACE, INC.
Dated: May 28, 2026
	By:	/s/ Carol Craig
	Name:	Carol Craig
	Title:	Chief Executive Officer

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